PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Announces Promotion of Richard D. Rollnick to Sr. Vice President-Regional Director and Director of Real Estate Development

Houston, Texas, June 5, 2012 -Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it promoted Richard D. Rollnick to Sr. Vice President-Regional Director, and he will continue as Director of Real Estate Development.

"Mr. Rollnick joined Whitestone as the Director of Real Estate Development in March of 2012, and his initial focus has been on the value-add development opportunities within our current portfolio, such as the adjacent acreage we purchased in two of our recent acquisitions at Starwood in Dallas and Pinnacle in Scottsdale, as well as pad site development in several other Community Centers," said James C. Mastandrea, Whitestone’s Chairman and Chief Executive Officer. “Having been directly responsible for developing, financing, marketing and managing over 14 million square feet of commercial properties located throughout the United States during his 25-year real estate industry career, Mr. Rollnick has a vast amount of real estate operating, development and value-add experience. In his new role, he will lead the operations of the Company's western region, including leasing, property management and construction, as well as new development and value-add opportunities.”

Prior to joining Whitestone, Mr. Rollnick had been founding principal of Allegiant Properties, LLC, a real estate asset management company, and Crown West Realty, a private real estate investment, development and management company. He has also served in executive leadership positions with several prominent national and regional commercial real estate development, investment banking and advisory firms for properties located in Arizona, Colorado, California, Washington, and North Carolina. Mr. Rollnick holds a Bachelor of Science degree from Woodbury University, a Masters of Business Administration from Pepperdine University Graduate School of Business, and has completed the Harvard University Graduate School of Design, Running a Real Estate Company Program. Mr. Rollnick is a licensed real estate broker in California and Arizona and holds the CCIM designation.

About Whitestone REIT
Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings such as medical, education, and casual dining. The largest of its over 950 tenants comprises less than 1.5% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial Centers in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The investor section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.